Exhibit 10.25

Regions Bank
Floor Plan Financing Agreement	41-1621676

Borrower’s Name	Tax I.D. number
Featherlite, Inc.

Address:
13380 US Hwy 63 & 9, Cresco, IA 52136

Aggregate amount of line of credit	Date of Agreement	Place of Agreement
$2,000,000.00	December 19, 2005	Birmingham, AL

In this Agreement, we, us, and our mean Regions Bank. You and your mean the Borrower. This Agreement means the Floor Plan Financing Agreement. Capitalized terms used in this Agreement and not otherwise defined are used with the meanings set forth in Schedule I. Any undefined terms shall have the meaning as set forth in the Alabama Uniform Commercial Code.

SECTION  I
LINE OF CREDIT COMMITMENT

 1.1 Your line of credit. You have received a line of credit from us in the aggregate amount shown. Under the conditions stated below, we will advance money to you, or on your behalf, up to the amount of your line of credit. In return, you promise to perform all of your Obligations under this Agreement and to pay to our order the amount of all advances we have made, plus interest and other charges due under this Agreement.

1.2 Payments by you. You agree to make monthly payments to us of all accrued interest, beginning on the 15th day of the first month immediately following the date of this Agreement as set forth above, and on the same day of each month thereafter. You also agree to make principal payments as described below. If we request, you agree to sign at any time a Note payable to our order for the amount outstanding under your line of credit.

1.3 Future advances, line of credit. It is expressly understood that this Agreement is intended to and does secure not only the line of credit, but also future advances and any and all present and future Indebtedness, Obligations and liabilities, direct or contingent, of you to us, whether now existing or hereafter arising, and any and all extensions, renewals, modifications and refinancing of same, or any part thereof, existing at any time before actual cancellation of this Agreement.
1.4 Purpose of line of credit. You have obtained this line of credit in order to finance your purchase of Goods for resale at retail unless otherwise agreed to by us in writing.
1.5 Allocation of line of credit. Your line of credit is allocated as follows:
a.	New Goods.
Supplier            Available Credit
[ ]  Advances for new Goods requested through                _______________________________________ $0.00
ACH. If checked, we will make advances to the Supplier         _______________________________________ $0.00
or Suppliers shown at the right.                         _______________________________________ $0.00
(i)     We may make advances to the Supplier or Suppliers, or any other persons whom they designate, when we receive electronic requests through the Automated Clearing House(ACH) from a Supplier for Goods delivered or sold to you. The amount of the advance that we make on your behalf to the Supplier will be for the amount indicated on the electronic payment request. You agree that we may, at our option, make these advances even though the electronic payment requests are not accompanied or preceded by the original invoices. We are not obligated to accept and pay any electronic payment request when the amount you owe us, including interest, exceeds the available credit or when honoring the payment request will exceed your available credit.
[ ]  Advances for new Goods requested                         _______________________________________ $0.00
by draft. If checked, we will make advances                 _______________________________________ $0.00
to the Supplier or Suppliers shown at the right                   _______________________________________ $0.00

(ii)
We may make advances to the Supplier or Suppliers, or any other person whom they designate, when we receive sight or cash drafts from a Supplier for Goods delivered or sold to you. The amount of the advance that we make on your behalf to the Supplier will be for the amount of the invoice. You agree that we may, at our option, make these advances even though the drafts are not accompanied by the original invoices. We are not obligated to accept and pay any draft when the amount you owe us, including interest, exceeds the available credit or when honoring the payment request will exceed your available credit.

[X]  Advances for new Goods not requested by draft. If checked, we will make advances up to an aggregate amount of $2,000,000.00 for the amount of your purchase price of new Goods, when requested directly by you and accompanied by the bill of sale and other evidence of your ownership (such as a certificate of title for a vehicle), satisfactory to us, free and clear of all liens and encumbrances, satisfactory to us, for the Goods purchased. At our option, you may supply us with copies of these documents. If no figure is listed above, the credit limit under this section is the available credit. We are not obligated to accept and pay any draft when the amount you owe us, including interest, exceeds the available credit or when honoring the payment request will exceed your available credit.

b. Used Goods.

[ ] Advances for used Goods. If checked, we will make advances for your purchase of used Goods limited to $0.00. If no figure is listed, the credit limit is the aggregate amount of your line of credit less the amount of credit already extended for your purchase of new Goods, if any. We will make these advances under the following conditions:

(i)
You agree to request an advance by supplying us with the bill of sale and other evidence of your ownership (such as certificate of title for a vehicle), satisfactory to us, for the Goods being purchased. At our option, you may supply us with copies of these documents.

(ii)
We are not obligated to make advances for more than 0.00% of the N/A trade-in value of the Goods as determined by the N/A publication for the month in which such advance is requested, if the Goods are vehicles, or that percentage of your purchase price if the Goods are not vehicles.

(iii)	You have not exceeded your available line of credit and when honoring the payment request will not exceed your available credit.

(iv)	If the goods are used vehicles, the vehicles cannot be used as demonstrators and must fall within the following model years N/A

1.6 Demonstrators and daily rentals. We agree that the Goods may be used as demonstrators and/or daily rentals in our sole discretion and upon our prior consent. We may, at any time, revoke our consent to the use of any and/or all Goods as demonstrators and/or daily rentals.
1.7 Interest. You agree to pay us interest on the amount of the outstanding balance that you owe us. Interest on all amounts advanced pursuant to this Agreement is calculated:
[X] on the basis of the actual number of days outstanding divided by 360.
1.8 Your interest rate. For advances for New Goods, your interest rate is equal to the Commercial Base Rate index rate (the “Index”) plus 50 basis points and for advances for Used Goods, your interest rate is equal to the Index plus N/A basis points. When the Index changes, your interest rate will increase or decrease correspondingly. Such rate change may occur each day.
1.9 Reduction of outstanding amounts. You agree to pay us the amount we have advanced on your line of credit for the purchase of Goods as follows:

a. New Goods. If you have not sold New Goods within 270 days of the date we made an advance for the purchase of those Goods, you agree to make an immediate principal payment of 5.00 percent of the amount of the advance, due and payable by the 15th day of the month immediately following the month end. You agree to make additional principal payments of 10.00 percent of the amount of the advance 95 days thereafter. If you have not sold New Goods within 540 days of the date we made an advance for the purchase of those Goods, you agree to pay us immediately in full the balance you owe on that advance. At our option, if you have not sold New Goods on or before April 1 of the year immediately following the model year of the New Goods, you agree to make additional principal payments sufficient to curtail the amount you owe us, on the advance for the purchase of those Goods, down to 100% of clean NADA value for such Goods, and such Goods will then be treated as “Used Goods” subject to the principal reduction requirements of Section 1.9b. hereinafter.

b. Used Goods. If you have not sold used Goods within N/A days of the date we made an advance for the purchase of those Goods, you agree to make an immediate principal payment of 0.00 percent of the amount of the advance, due and payable by the 15th day of the month immediately following the month end. You agree to make additional principal payments of 0.00 percent of the amount of the advance every N/A days thereafter until the Goods are sold. If the Goods have not been sold within N/A days of the date we made an advance for the purchase of those Goods, you agree to pay us immediately in full the balance that you owe on that advance.

c. Repayment upon sale. Upon the sale of Goods for which we made an advance for the purchase of such Goods, you agree, on the first to occur of seven (7) Calendar Days after the sale or forty-eight (48) hours after the collection of the sale proceeds, to make an immediate payment of principal sufficient to pay, in full, the proportion of the advance allocable to the Goods sold, as determined by us and in our sole discretion.

d. Accounting for unsold units after audit. Within five (5) Business Days after any audit, all Goods unaccounted for during the audit must be presented to us for inspection or, alternatively, you shall pay us for such Goods in the amount and pursuant to the schedule set forth in Paragraph 1.9(c) above.

1.10 Security for your line of credit. As security for all of your Obligations and for all of your other present or future Indebtedness to us, including indirect and contingent Obligations, you grant us a security interest in the Collateral, including, but not limited to, the Goods. In addition, you grant us a security interest in all Documents relating to the Collateral, any after-acquired similar property, any returned or unearned premiums on insurance insuring the Goods; any deposit now or in the future held by us in which you have an interest, and any property, securing any non-consumer loans you have with us. Any other security agreement that you have entered with us will continue to be in effect. You also assign to us all of your rights in any and all factory repurchase agreements. Any prior security interest that you have granted to us will continue to be in effect. Notwithstanding anything to the contrary contained herein, Regions Bank explicitly excludes consumer loans from the security interest granted pursuant to this provision.

1.11 Previous agreements. If you have an existing floor plan line of credit agreement with us that has an outstanding balance, that agreement will continue in effect until you have paid all sums that you owe us under that agreement for advances, interest, and other charges. The available amount of credit that you have under this Agreement will be reduced by the amount of your outstanding balance under the earlier agreement.

1.12 Crediting of payments. Payments received before 1 p.m. Central Time on a Business Day will be credited to your account no later than the next Business Day. Posting of payments may be delayed up to five (5) Business Days if the payment is not accompanied by the payment coupon (if provided), the payment is not made by check or money order, the payment is not received in the envelope (if provided), or if the payment is not mailed to the location designated by us for payment. Checks or money orders drawn on non-US banks shall not be accepted.

1.13 Returned item charges. You agree that if you submit a check, draft, negotiable order of withdrawal or like instrument in payment of an amount owing on your account and the instrument is not paid or is dishonored , you will pay a returned item charge in such amount as allowed by Law. You agree that we may re-present, by electronic means or otherwise, an instrument for payment. You will still be responsible for the return item charge even if, upon re-presentation, the instrument is paid. All returned item charges will be added to the principal amount owing under your account and will accrue finance charges at the interest rate set forth in Section 1.7 until paid in full. You agree that we may, in our discretion, add the amount of the return item charge to the electronic re-presentation of the instrument that was unpaid.

1.14 Late charge.  You will pay a late charge of five percent (5%) on any amount due to be paid to us under this Agreement, if your payment is not received by the 15th day of each month.

SECTION  II
WARRANTIES, REPRESENTATIONS AND COVENANTS

2.1 Warranty of title. You warrant that you have good and absolute title to all existing Goods, and have good right, full power and lawful authority to sell, convey, and grant a security interest that the same is free and clear of all grants, reservations, security interests, liens, charges, and encumbrances whatsoever, including conditional sales contracts, security agreements, financing statements, and anything of a similar nature, and that you shall and will warrant and forever defend the title thereto and the quiet use and enjoyment thereof unto us, our successors and assigns, against the lawful claims of all Persons whomsoever.

2.2 Formation and qualification. You warrant that each Loan Party which is a corporation is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to do business in all states in which the Loan Parties transact business. Each Loan Party which is a partnership, limited liability company, trust or other entity is duly formed and validly existing under the Laws of the jurisdiction of its formation and is duly registered in all jurisdictions where it engages in any form of business transaction. Each Loan Party which is a corporation, limited partnership or limited liability company is in good standing in all states in which such Loan Party transacts business and each Loan Party has all requisite power and authority to conduct its business.

2.3 Loan documents. The execution, delivery and performance of the Loan Documents by each Loan Party are within such Loan Party’s power and authority, have been duly authorized by all necessary action and do not and will not (a) require any Authorization which has not been obtained, (b) contravene the Charter Documents of any Loan Party, any applicable Laws or Other Requirements or any agreement or restriction binding on or affecting any Loan Party, or (c) result in or require the creation or imposition of any Lien upon or with respect to any property now or in the future owned by any Loan Party, including the Goods (other than Liens in favor of us). No Authorization which has not been obtained is required for the creation of the Liens or the enforcement by us of our Remedies under the Loan Documents. Each Loan Document, when executed and delivered, will constitute the legal, valid and binding obligation of each Loan Party which is a party to or bound by such Loan Document, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the rights of creditors generally.

2.4 Financial information. The Financial Statements of each Loan Party which have been furnished to us fairly present such Loan Party’s financial condition as of the dates of such Financial Statements and the results of operations for the periods covered by such Financial Statements in accordance with generally accepted accounting principles consistently applied (or such other method of preparation approved by us in writing), and since the respective dates of such Financial Statements, there has been no material adverse change in the financial condition, operations, properties or prospects of such Loan Parties. Each Loan Party has filed all tax returns required to be filed by it, and has paid all taxes due pursuant to such returns or in respect of any of its properties (except for any such taxes which are being actively contested in good faith by appropriate proceedings), and to the best knowledge of each Loan Party, no basis exists for additional assessments which have not been adequately reserved against in the Financial Statements referred to above or otherwise disclosed in writing to us.

2.5 Your corporate resolution. If a corporation, you agree, before requesting your initial advance and as a condition to our issuing such advance, to provide us with a corporate resolution duly signed by a person or persons with appropriate authority evidencing the authority of your officers or agents to request advances or otherwise transact business with us in connection with this Agreement. Such corporate resolution must be signed by your secretary or assistant secretary, include duly adopted resolutions of your Board of Directors so authorizing such officers and certify that each such officer holds the office beside his or her name.

2.6 Litigation and other matters. You acknowledge that, except as otherwise disclosed in writing to us: (a) no actions or other proceedings affecting or relating to the Goods are pending or, to the best knowledge of each Loan Party, threatened, (b) no actions or other proceedings are pending or, to the best knowledge of each Loan Party, threatened against or affecting any Loan Party or any property of any Loan Party which, if determined adversely to such Loan Party, could materially impair the financial condition, operations, properties or prospects of such Loan Party or the ability of such Loan Party to perform its Obligations under the Loan Documents, and (c) you have given notice to us of any other matters which you are required to disclose to us under this Agreement. See Schedule 2.6.

2.7 Performance. You agree to perform, observe and comply with all provisions hereof and of all other Loan Documents and you agree to duly and punctually pay to us the sum of money expressed in this Agreement with interest thereon, and all other sums required to be paid by you pursuant to the provisions of this Agreement and the other Loan Documents.

2.8 Compliance with laws and other requirements. You shall comply in all material respects with all applicable Laws relating to the Goods and shall obtain and maintain all authorizations, consents, approvals, orders, licenses, permits, exemptions or other action by or from, or any filing, registration or qualification required in connection with the Goods.

2.9 Your obligations regarding the Goods. You agree to keep the Goods free and clear from any debt, lien, security interest, encumbrance or claim, except those stated in Schedule II, if any; which are the only debts, liens, security interests, encumbrances or claims on the Goods.

2.10 Documents from you. You agree to supply us with copies of any present or future agreements you have with your Suppliers. You agree to deliver to us original title Documents (e.g., certificates of title, manufacturer’s statements of origin, bills of sale) on the Goods whenever we request. You agree to deliver these Documents to us promptly.

2.11 Books and records. You shall at all times maintain (a) full and complete books of account and other records with respect to the Goods and your business and operations, and (b) complete copies of all Authorizations issued in connection with the Goods, and shall permit us and our agents, upon request from time to time, to inspect and copy any of such books, records and other documents.

2.12 Estoppel affidavits. You shall, within ten (10) days after written request from us, furnish a written statement, duly acknowledged, setting forth the unpaid principal of and interest on the line of credit and any other Indebtedness owed by you to us and whether or not any offsets or defenses exist against any principal and interest owed. You shall, within ten (10) days after written request from us, furnish a written estoppel certificate from your landlord, in form and substance acceptable to us, duly acknowledged, setting forth any defaults, offsets or defenses under the lease between the landlord and you and stating the nature of any such defaults, offsets or defenses.

2.13 Landlord’s lien waiver. You shall, within ten (10) days after written request from us, furnish a written statement, duly acknowledged, from your landlord waiving all of the landlord’s lien rights in the Goods.

2.14 Reporting requirements. You shall cause to be delivered to us, in form and detail satisfactory to us:

a. Promptly after discovery by you, notice of (i) any dispute between you and any agency or Person relating to any of the Goods, the adverse determination of which could adversely affect the Goods in any material respect, (ii) any material adverse change in the financial condition, operations, properties or prospects of any Loan Party to the Agreement, including, but not limited to, any and all Guarantors, (iii) any event which has or may have a material adverse impact on the Goods, and (iv) the occurrence of any Event of Default or event which, with the giving of notice and/or the passage of time, could become an Event of Default;

b. Within ninety (90) days after the end of each fiscal year of each Loan Party, audited Financial Statements for such Loan Party for and as at the end of such fiscal year, and upon request by us from time to time, quarterly audited Financial Statements for each Loan Party and copies of any audited Financial Statements prepared for each Loan Party, in each case certified in a manner acceptable to us and updated periodically at our sole discretion; and

c. Within thirty (30) days after the end of each calendar month, monthly unaudited Financial Statements pertaining to you and your business which business is the subject of this Agreement.

d. Such other Documents or information relating to any Loan Party, the Goods or the transactions contemplated by this Agreement as we may reasonably request from time to time. We are authorized at any time and from time to time to directly contact any Person or agency to verify any information provided by you or for any other purpose relating to any Loan Party, the line of credit, the Goods or the transactions contemplated by this Agreement or the Loan Documents executed in connection with this Agreement.

2.15 Documents and other information. All Documents and other information delivered to us pursuant to any of the Loan Documents are and will be complete and correct in all material respects at the time of delivery to us.

2.16 Power of attorney. You grant us a power of attorney to execute in your name any Documents we believe are necessary or helpful to perfect or protect our security interest or to sell or transfer any of the Goods. You agree that this power cannot be canceled as long as you are indebted to us.

2.17 Other creditors. You agree to give us ten (10) days written notice before obtaining floor plan financing from any other creditor. You also agree to give us copies of any agreements you have with other creditors.

2.18 Location of the security. You agree not to change the location or use of the Goods without obtaining our written permission in advance. See Schedule 2.18.

2.19 Disposing of the security. You agree not to sell, transfer, or dispose of the Goods except in the ordinary course of business, without our prior written permission. You also agree to let us receive, endorse and apply any payments resulting from transfer or disposal of the Goods. You agree not to release any of the Goods (including inventory) without our prior written permission.

2.20 Inspection rights and easements. In addition to other inspection rights, you shall and hereby do grant and convey to us, our agents, representatives, contractors, and employees, to be exercised by us, periodically as deemed necessary by us and in our sole discretion, an easement and license to enter on the Premises, at any time and from time to time, for the purpose of making such audits, tests, inspections, and examinations, as we, in our sole discretion, deem necessary, convenient, or proper to determine the condition and use of the Goods, to make an inventory of the Goods, and to determine whether the ownership, use and operation of the Goods are in compliance with all federal, state, and local laws, ordinances, rules, and regulations, including, without limitation, environmental laws, health and public accommodation laws, the ADA and the Rehabilitation Act, as applicable, and ordinances, rules and regulations relating thereto. Notwithstanding the grant of the above easement and license to us, we shall have no obligation to perform any such inspections, or to take any remedial action. All the costs and expenses incurred by us with respect to any inspections which we may conduct or take pursuant to this paragraph, including, without limitation, the fees of any engineers, laboratories, and contractors, shall be repaid by you, with interest, and shall be secured by this Agreement and the other Documents executed in connection with this Agreement. Further, any audit or examination conducted by us is for our sole use and benefit, and is not for your benefit. Our inspection rights, audits and examinations are for our business purposes, and may not be relied upon by you for your business purposes apart from the requirements of this Agreement.

2.21 Demonstrators. If you plan to use any of the Goods as a demonstration model, you must first give us notice in writing of your intention to do so and provide us with a written description of the Goods to be so used.

2.22 Taxes and liens. You agree to pay promptly, when and as due, and, if requested, will exhibit promptly to us, receipts for the payment of all taxes and other expenses incurred and impositions of every nature whatsoever imposed, levied or assessed or to be imposed, levied or assessed upon or against the Goods or any charge which, if unpaid, would become a lien or charge upon the Goods. You will not allow any statutory or other lien to be created or to remain outstanding upon any of the Goods.

2.23 Property insurance.

a. You shall procure for, deliver to, and maintain for the benefit of us during the term of this Agreement, insurance policies in an aggregate amount not less than the aggregate amount of the advances outstanding on your line of credit (or such greater amount as we may specify from time to time) combined single limit in such amounts as we shall require, insuring the Goods, while in transit and otherwise, against fire, extended coverage, and such other insurable hazards, casualties and contingencies as we may require. The form of such policies and the companies issuing them shall be acceptable to us, and, unless otherwise agreed by us in writing, shall provide for coverage without coinsurance or deductibles. All policies shall contain a New York standard, non-contributory endorsement making losses payable to us. At least fifteen (15) days prior to the expiration date of all such policies, renewals thereof satisfactory to us shall be delivered to us. You shall deliver to us receipts evidencing the payment of all such insurance policies and renewals.

b. We hereby are authorized and empowered, at our option, to adjust or compromise any loss under any insurance policies on the Goods, and to collect and receive the proceeds from any such policy or policies. Each insurance company hereby is authorized and directed to make payment for all such losses directly to us instead of to you and us jointly. After deducting from said insurance proceeds any expenses incurred by us in the collection or handling of said funds, we may apply the net proceeds, at our option, either toward repairing or restoring the Goods, or as a credit on any portion of your Indebtedness selected by us, whether then matured or to mature in the future, or at our option, such sums either wholly or in part may be used to repair the Goods or for any other purpose and in a manner satisfactory to us, all without affecting the Lien of this Agreement for the full amount secured hereby before such payment took place. We shall not be liable to you or otherwise responsible for any failure to collect any insurance proceeds due under the terms of any policy regardless of the cause of such failure, nor shall we bear any risk of loss as to the Goods.

c. If required by us, you shall pay on the first day of each month, in addition to any regular installment of principal and interest and other charges with respect to the Indebtedness secured hereby, one-twelfth (1/12th) of the yearly premiums for insurance maintained pursuant to the provisions of this paragraph. Such amount shall be used by us to pay such insurance premiums when due. Such added payments shall not be, nor be deemed to be, trust funds, but may be commingled with the general funds of ours, and no interest shall be payable in respect thereof. Upon our demand, you agree to deliver to us such additional moneys as are necessary to make up any deficiencies in the amounts deposited by you with us pursuant to this paragraph to enable us to pay such insurance premiums when due. In the event of an Event of Default hereunder or of a default by you under any of the Documents executed in connection with this Agreement, we may apply such sums to the reduction of the Indebtedness secured hereby in any manner selected by us.

2.24 If we buy insurance. If you do not or cannot insure the Goods, we have the right to buy coverage insuring only our interest or insuring both your and our interest. In either case, we may demand reimbursement from you or make an advance to pay the cost. However, we have no obligation to acquire, maintain or replace any policy.

2.25 Care of the Goods. You will preserve and maintain the Goods in good condition and repair, and shall not commit or suffer any waste. If the Goods or any part thereof are damaged by fire or any other cause, you shall give immediate written notice of the same to us. We hereby are authorized to enter upon the Premises and inspect the Goods, and to inspect your or your agent’s records with respect to the ownership, use, management and operation of the Goods, at any time during normal business hours.

2.26 Information about sales. At our request, you agree to tell us the name and address of any person who buys or has bought any of the Goods. You also agree to deliver to us all of the Documents you have concerning any sale. You agree to give us this information and these Documents promptly.

2.27 Your warranty on advances. You agree that you will not request an advance or cause a request to be made on your behalf unless you are in strict compliance with all of the terms of this Agreement. You agree that each request by you for an advance will constitute your new promise and representation that you are in strict compliance with all terms of this Agreement.

2.28 Security documents and costs. You agree to sign at any time any Documents we request in order to perfect or protect our security interest. You agree to pay reasonable costs related to perfecting or protecting our security interest, including filing fees and reasonable attorney’s fees. A reproduction of this signed Agreement or a signed financing statement is sufficient as a financing statement. You authorize us to add any information to this Agreement which would be necessary to make it an effective financing statement.

2.29 List of Goods. We may from time to time give you a listing of the Goods for which we have made an advance or a listing of the amount of the outstanding balance on your line of credit. You agree to examine this list within three (3) Business Days of when you receive it and notify us immediately in writing if you claim any of the information is wrong. If you fail to notify us, you agree that you may not question or dispute the accuracy of any information on the list.

2.30 Our rights to the security. You may not take any action that would give someone else a security interest in the Goods unless we agree in writing. You agree that our claims to the Goods take precedence over any other claims, except those listed above. You agree that we may at any reasonable time inspect and audit the Goods and inspect, audit and photocopy any Documents relating to the Goods.

2.31 Further assurances; after-acquired property.

a. At any time, and from time to time, upon our request, you at your expense, will make, execute and deliver or cause to be made, executed and delivered to us and, where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or re-filed at such time and in such offices and places as shall be deemed desirable by us any and all such other and further instruments of further assurance, certificates and other Documents as may, in our opinion be necessary or desirable in order to effectuate, complete, or perfect, or to continue and preserve your Obligations, and the priority of this Agreement as a first and prior lien upon all of the Goods, whether now owned or hereafter acquired by you. Pursuant to Paragraph 2.16, we may make, execute, and record any and all such instruments, certificates, and Documents for and in your name, and you hereby irrevocably appoint us as your agent and attorney-in-fact so to do. The lien and rights hereunder automatically will attach, without further act, to all after-acquired Goods.

b. Without limitation to the generality of the other provisions of this Agreement, including subparagraph (a) of this paragraph, it hereby expressly is covenanted, agreed and acknowledged that the Lien and rights hereunder automatically will attach to any further, greater, additional, or different estate, rights, titles or interests in or to any of the Goods at any time acquired by you by whatsoever means. In consideration of our making the Loan, and to secure the line of credit, the future Indebtedness and Obligations set forth above, you hereby grant, bargain, sell and convey to us, on the same terms as set forth in this Agreement and intended to be a part hereof, all such after-acquired property and estates.

c. You shall appear in and defend all actions and other proceedings purporting to affect any of the Goods or our rights or interests under the Loan Documents (and we may, at your expense, appear in and defend any such action or other proceeding as we may determine), and you shall take or cause to be taken such further action and execute and deliver or cause to be executed and delivered such further documents as we from time to time may reasonably require to maintain, perfect, protect, assure and confirm our rights and interests (including rights and interests in the Goods), your Obligations and the intention of the Loan Parties.

2.32 Notice of shipment or receipt of Goods. At our request, you agree to give us notice of the shipment or your receipt, or both, of any Goods for which we have made an advance.

2.33 Credit information. In addition to any credit reports that we usually make in the ordinary course of business, you authorize us to give any information we have about this line of credit and you to any of your present or future suppliers and other creditors.

2.34 Notices. We will send any notices to you at the address you have given us in this Agreement unless you have requested that we send notices to you at a different address. You agree that we do not have to honor any request to send notices to a different address if you do not make that request in writing. We will have a reasonable time to change our records after we receive your request and may continue to send notices to your previous address until our records are changed. Until our records are changed, you agree that any notices addressed to your prior address shall be binding upon you. You agree that we have given you notice when we have deposited in the mail, postage prepaid, the notice addressed to you. You agree that any notice to us must be in writing, mailed to the address under “Place of Agreement’’ above and that it is not effective until we actually receive it.

2.35 Credit limit. You agree not to request or cause a request to be made for advances which would exceed your available aggregate line of credit. If your aggregate line of credit is apportioned among different Suppliers or among new or used Goods, you also agree not to request or cause a request to be made for advances which would exceed the amount available under the applicable separate limit on your line of credit. We do not have to make any advance that would exceed any limit on all or part of your line of credit. We may, in our discretion, allow advances exceeding your available line of credit, in the aggregate or as apportioned; however, this exercise of discretion shall not constitute an agreement by us to increase the agreed upon line of credit as set forth in this Agreement. We do not have to allow advances exceeding your available line of credit even if we have done so on previous occasions. In the event we allow advances exceeding your available line of credit as apportioned, your available aggregate line of credit shall, nevertheless, be reduced by the total advance, including the excess amount over the apportioned line of credit.

2.36 Reduction of line of credit. We can lower the amount of your line of credit whenever we reasonably believe that your ability to repay us all or part of the amount of your line of credit has changed or that the value of our security interest has changed. If we choose to reduce all or part of your line of credit (but not call your entire balance due immediately), we will notify you that your line of credit has been reduced. If you owe us an amount in excess of the reduced line of credit, you will not have any available line of credit for advances and must immediately pay us the amount in excess of the reduced line of credit.

2.37 Cancellation of line of credit. This Agreement may be canceled, with or without cause, as to future advances by either party giving the other party written notice. The Agreement will continue in effect for all advances incurred before the effective date of cancellation.

2.38 Reevaluation of line of credit. We may reevaluate your line of credit at any time. You agree to supply us with any information we request relating to your creditworthiness or financial condition and the security for this Agreement. If you fail to respond promptly or completely, we may immediately and without notice obtain this information elsewhere, or reduce or terminate your line of credit.

2.39 Change of terms. You agree that we may change any term or condition of this Agreement by giving you at least thirty (30) days prior written notice. You expressly agree and understand that any such change shall be applicable to the balance outstanding as of the effective date of the change. You may refuse to accept such change and terminate your line of credit by notifying us in writing at least one (1) day prior to the effective date of the change and paying off your balance under the existing terms of this Agreement.

2.40 Waiver of your rights. To the extent permitted by Law, the Loan Parties waive all rights of exemption in the Goods under the Laws of this or any other state; notice of the acceptance of the Guaranty; and demand, presentment, notice of dishonor, protest, and suit.

2.41 Your compliance. You agree that if we do not insist upon strict compliance with the terms of this Agreement, we will not have waived or otherwise given up our right to insist upon your strict compliance at a later date.

2.42 Additional representations, warranties and covenants. The Loan Parties agree to the further and additional representations, warranties and covenants as are expressly set forth in Schedule III, if any.

SECTION III
EVENTS OF DEFAULT; REMEDIES

3.1 Events of default. We may, to the extent permitted by Law or this Agreement, call your entire account immediately due and payable if you are in default. You will be in default, if:

a. you do not make a payment due even if we have previously allowed you to make late payments;

b. you fail to perform one or more of your Obligations or covenants to us, under this Agreement;

c. any Loan Party misrepresented a fact in requesting this or any other Loan with us;

d. you default on any obligation to us under any other agreement or to any other creditor;

e. there is a change in the financial affairs of any Loan Party that we believe will increase our risk of not being repaid;

f. a material portion of the Goods is lost, stolen, damaged, destroyed, sold, encumbered, seized, or attached;

g. we reasonably believe that you will be unable to repay us or that our security interest is unsafe;

h. any Loan Party dies or ceases to exist;

i. any Loan Party changes its legal name without obtaining our prior written authorization, ceases doing business, is dissolved, merged or consolidated;

j. an Event of Default shall occur under the Note;

k. any representations and warranties from you set forth herein and all other representations, warranties and certifications to us in the Loan Documents or in any other Document delivered under or in connection with the Loan Documents proves to have been incorrect in any material respect when made;

l. you are enjoined by any court or other governmental agency from performing any Obligations;

m. you engage in wholesale floor planning, in excess of that which, in our sole opinion, occurs in the normal course of a retail automobile business, without our prior written consent;

n. after receiving our written approval to engage in wholesale floor planning at a certain percentage and/or volume, you increase the percentage and/or volume of your business engaged in wholesale floor planning without obtaining our prior written approval;

o. any Loan Party is dissolved or liquidated or merged with or into any other Person; or for any period of more than ten (10) days any Loan Party which is a corporation, partnership, limited liability company, trust or other entity ceases to exist in its present form and (where applicable) in good standing and duly qualified under the Laws of the jurisdiction of its incorporation or formation and any other state where it transacts business; or all or substantially all of the assets of any Loan Party are sold or otherwise transferred;

p. any Loan Party ceases to be managed and controlled by the Person or Persons who managed and controlled such Loan Party as of the date of this Agreement, or any Loan Party assigns or attempts to assign any rights or interests under any Loan Document without our prior written consent; or any Loan Document becomes or is claimed by any Loan Party to be unenforceable against any Loan Party; or

q. any Loan Party is subject to an order for relief by the bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; or any Loan Party applies for or consents to the appointment of any receiver, trustee or similar official for it or for all or any part of its property (or any such appointment is made without its consent and the appointment continues undischarged and unstayed for sixty (60) days); or any Loan Party institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceeding relating to it or to all or any part of its property under the Laws of any jurisdiction (or any such proceeding is instituted without its consent and continues undismissed and unstayed for sixty (60) days); or any judgment, writ, warrant of attachment or execution, garnishment or similar process is issued or levied against any of the Goods or any other property of any Loan Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy.

3.2 Sales subsequent to event of default. You agree that, upon the occurrence of an Event of Default, you shall not sell, lease, dispose of or otherwise convey any interest to any third party in any of the Goods without our prior written consent.

3.3 Remedies. Notwithstanding any language in this Agreement to the contrary, upon the occurrence of any Event of Default, we may, without notice to or demand upon you, which are expressly waived by you (except for notices or demands otherwise required by applicable Laws to the extent not effectively waived by you and any notices or demands specified in the Loan Documents), exercise any one or more of the following Remedies as we may determine.

a. we may declare the unpaid principal of the line of credit and the Note and all accrued interest and other amounts payable under the Loan Documents to be immediately due and payable and we may set off any deposits or securities of any Loan Party held by us toward the payment of the Indebtedness;

b. we may perform any of your Obligations in such manner as we may determine;

c. we may proceed to protect, exercise and enforce any and all other Remedies provided under the Loan Documents, any other agreements between you and us, or by applicable Laws;

d. we may take possession of the Goods without judicial process and enter upon any Premises for the purpose of taking possession of, securing, removing and/or disposing of the Goods including, but not limited to, the placement of a designated representative on the Premises, without interference from you and without any liability for rent, storage, utilities or other sums;

e. we may post notifications on all Goods, in form and substance acceptable to us, notifying any and all third parties of our lien and security interest in the Goods and of your default under this Agreement;

f. we may sell, lease or otherwise dispose of any or all of the Goods, whether in its then condition or after further processing or preparation, at public or private sale; and unless the Goods threaten to decline speedily in value or are of a type customarily sold on a recognized market, we shall give to you at least ten (10) days’ prior notice of the time and place of any public sale of the Goods or of the time after which any private sale or other intended disposition of the Goods is to be made, all of which you agree shall be reasonable notice of any sale or disposition of the Goods;

g. we may permit you to sell all or part of the Goods in which event all sale proceeds shall be paid to us and we shall apply the sale proceeds first to pay, in full, the proportion of the advance allocable to the Goods sold and second to satisfy all of your other outstanding Indebtedness to us, however occurring, all in our sole discretion.

h. we may increase your interest rate by up to three percent (3%) during the pendency of any Event of Default.

All our costs, expenses and charges in exercising any such Remedies shall be payable by you to us in accordance with this Agreement.

Each of our Remedies provided in the Loan Documents is cumulative and not exclusive of, and shall not prejudice, any other Remedy provided in the Loan Documents or by applicable Laws. Each Remedy may be exercised from time to time as often as deemed necessary by us, and in such order and manner as we may determine. No failure or delay on our part in exercising any Remedy shall operate as a waiver of such Remedy; nor shall any single or partial exercise of any Remedy preclude any other or further exercise of such Remedy or of any other Remedy. No application of payments, or any advances or other action by us, will cure or waive any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of any Remedies of ours. Notwithstanding anything to the contrary, the exercise by us of any Remedy shall not obligate us or cause us to be deemed to have taken possession of, managed or operated your business nor shall we be liable for any business losses incurred during the exercise of any Remedy.

3.4 Indemnification. You shall indemnify, defend and save and hold us harmless from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable fees, charges and disbursements of internal and external legal counsel) suffered or incurred by us as a result of (a) any failure of you to perform any of your Obligations under any Loan Document, (b) any failure of any representation or warranty by you to be correct in all respects when made, (c) any claim, demand or cause of action, or any action or other proceeding, whether meritorious or not, brought or asserted against any Indemnitee which relates to or arises out of the Loan Documents, the Loan, the Goods or any transaction contemplated by, or the relationship between you and us or any action or inaction by us under, the Loan Documents; provided that no Indemnitee shall be entitled to indemnification for matters caused solely by such Indemnitee’s gross negligence or willful misconduct. Any obligation of yours under this paragraph shall survive the making and repayment of the Loan, the expiration or termination of this Agreement, and shall be secured by any agreements now or in the future securing the Loan or any Guaranty.

3.5 Collection costs, attorney’s fees and other expenses. If you are in default and we have to refer your account to an attorney to sue or take other steps to collect or secure amounts advanced pursuant to this Agreement you and your Guarantor(s) agree to pay our reasonable costs, including a reasonable attorney’s fee. You agree to bear sole responsibility for and promptly pay or cause to be paid all costs and expenses relating to the performance of your Obligations or the delivery to us of any Documents or other items or information under or in connection with any of the Loan Documents, and any taxes (other than income or gross receipts taxes generally applicable to banks), costs, expenses, fees or charges payable or determined to be payable in connection with the execution, delivery, filing or recording of, or otherwise with respect to, any Loan Document or any other Document delivered under or in connection with any Loan Document.

You shall pay to us on demand all costs, expenses and charges of ours in connection with the approval of the Loan by us and the negotiation, preparation, execution, delivery, administration, supplement, modification, amendment, waiver and enforcement of, and any other action taken by us under or otherwise to protect or defend its rights and interests in respect of, any Loan Document, and any litigation, dispute, action or other proceeding (including, without limitation, bankruptcy proceedings) relating thereto, including, without limitation, recording fees, filing fees, search fees, the reasonable fees and disbursements of our legal counsel and other out-of-pocket expenses, and the charges of our internal legal counsel.

SECTION  IV
MISCELLANEOUS

4.1 Alternative dispute resolution.

a. Agreement to Arbitrate. In mutual consideration of the line of credit, you for yourself, your heirs, successors and assigns (“the Borrower”) and we (the “Lender” and all of its directors, officers, employees, agents, parent corporations, subsidiary corporations, corporations affiliated with Lender by direct or indirect common ownership, and the assignee of this contract) agree with limited exceptions, that any and all disputes, claims, or controversies of any kind and nature between us arising out of or relating to the relationship between us will be resolved through mandatory, binding arbitration. This agreement to arbitrate covers claims that (a) arise out of or relate to this Agreement; (b) arise out of or relate to any past transactions or dealings between us; (c) arise out of or relate to any future transactions or dealings between us; and (d) disputes about whether any claims, controversies, or disputes between us are subject to arbitration to the extent permitted by federal law. Because you and we have agreed to arbitration, both of us are waiving our rights to have disputes resolved in court by a judge or jury except as set forth below.

Exceptions to Arbitration. Notwithstanding any language in this Agreement to the contrary, in the event of a Default in payment under the line of credit, the Lender may seek its remedies in an action at law or in any permitted non-judicial manner (such as, but not limited to, the right of self-help repossession under Article 9A of the Uniform Commercial Code; and, its decision to do so shall not be deemed to be a waiver of its right thereafter to insist upon and seek specific enforcement of its rights under this Agreement, in the event that the Borrower shall assert a counterclaim or right of setoff in such judicial or non-judicial action.

Arbitration to Be Conducted by an Arbitration Administrator. The party seeking arbitration shall select one of the following two arbitration administrators: National Arbitration Forum or JAMS/Endispute. Except as modified hereby, the arbitration shall be conducted according to the rules and procedures of the selected Administrator. We will obtain a copy of the Administrator’s rules and procedures for you at your request.

Law Applicable to Arbitration Proceedings. The arbitrator is required to follow all substantive law applicable to any dispute, including the statute of limitations. The arbitrator will be bound by the Federal Rules of Evidence, and must respect any applicable attorney-client privilege, attorney work-product privilege, and any other applicable privilege. The arbitrator is required to issue a written decision setting forth the decision and the reasons for that decision. You and we agree that the arbitrator’s decision will be final, binding, and enforceable in any court of competent jurisdiction.

Judicial Review of Arbitrator’s Decision. You and we agree that the arbitrator’s decision CANNOT BE APPEALED. The arbitrator’s decision is subject to judicial review only on the grounds set forth in Title 9, Section 10 of the United States Code, as well as on the ground that the decision, findings, or rationale of the decision is manifestly inconsistent with the terms of this Agreement, any loan agreement, or the governing law.

No Class Actions or Joinder of Additional Parties. You agree that you will not serve as a class representative or participate as a class member in an arbitration proceeding, that only your claims will be addressed in the arbitration proceeding, and that additional parties cannot be added to the arbitration proceeding unless you and we agree in writing before the arbitration. A dispute between us that is required to be arbitrated under this Agreement, will be arbitrated only between us, even if there are additional parties to the dispute or even if you make allegations that your dispute should be handled as a class action.

Severability and Reformation. If it is ever determined that some portion of this section is void, voidable, or unenforceable, or if the inclusion of some provision in this section would render the Agreement unenforceable, you and we agree that the void, voidable, or unenforceable provision or the provision that renders the section unenforceable will be severed from the remainder of the Agreement, leaving the remainder of the Agreement enforceable. You and we further agree that a court may reform any portion of this Agreement found to be void, voidable, or unenforceable, or the inclusion of which would render this Agreement unenforceable.

Replacement of Existing Arbitration Agreements. You and we agree that this Alternative Dispute Resolution Agreement supersedes and replaces any prior Alternative Dispute Resolution Agreement between us.

Federal Arbitration Act Applies. The parties understand and agree that this arbitration agreement is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act.

b. THE PARTIES UNDERSTAND AND AGREE (i) THAT THIS ARBITRATION AGREEMENT IS MADE PURSUANT TO A TRANSACTION INVOLVING INTERSTATE COMMERCE AND SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT, 9 U.S.C. SECTION 1-16 (THE “FAA”); (ii) THAT THE ARBITRATOR SHALL APPLY APPLICABLE SUBSTANTIVE LAW CONSISTENT WITH THE FAA; (iii) THAT EACH OF THEM IS WAIVING RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL; (iv) THAT PRE-ARBITRATION DISCOVERY IN ARBITRATION PROCEEDINGS IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS; (v) THAT THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING, AND (vi) EITHER PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS, IS STRICTLY LIMITED TO APPEALS PERMITTED BY THE FAA.

c. THE VENUE FOR ARBITRATION UNDER THIS PARAGRAPH SHALL BE IN THE CITY OF BIRMINGHAM, STATE OF ALABAMA.

4.2 Waiver of trial by jury.  In the event that the foregoing alternative dispute resolution is deemed unenforceable by a court of competent jurisdiction, then, the parties to this Agreement desire to avoid the additional time and expense related to a jury trial of any dispute arising hereunder. Therefore, it is mutually agreed by and between the parties hereto, and for their successors and assigns, that they shall and hereby do waive trial by jury of any claim, counterclaim, or third-party claim, including any and all claims of injury or damages, brought by either party against the other arising out of or in any way connected with this Agreement and the relationship which arises here from. The parties acknowledge and agree that this waiver is knowingly, freely, and voluntarily given, is desired by the parties, and is in the best interest of the parties.

4.3 Missing / incomplete information. In the event we and you fail to complete any of the blanks requiring information to be included within the first page of this Agreement, you agree that we may supply the missing information based upon our standard and customary credit policies.

4.4 Beneficiary. No third party shall have any legally enforceable rights in this Agreement. Nothing contained in this Agreement shall create any contractual relationship between Regions Bank and any person or entity other than you.

4.5 General deposits. Nothing in this Agreement shall be construed to create a written agreement between you and us which would require that monies advanced pursuant to this Agreement be paid only to a particular identified or identifiable person or that any such advances be made and payable only for a specific or particular purpose. Any deposits of advances pursuant to the terms of this Agreement shall constitute general deposits and shall not constitute special deposits or deposits in escrow or trust. The parties hereto expressly disclaim the creation of any fiduciary or trust relationship between them, or with any third party.

4.6 Unenforceable provisions. If any section of this Agreement is not enforceable, that will not affect the validity of any other section. However, if the enactment or expiration of any applicable Law has the effect of rendering any provision of this Agreement unenforceable according to its terms, at our option, we may choose to declare your account due at once.

4.7 Damages limited. You agree that we are not liable for incidental or consequential damages, including without limitation, lost sales or lost profits, arising from our breach of this Agreement or our failure to make advances.

4.8 Waiver. You agree that our failure, in any one or more instances, to insist on the performance of any of the terms of this Agreement or to exercise any right or privilege conferred herein or the waiver of any breach of any terms of this Agreement shall not thereafter be construed as a waiver of such terms, which shall continue in force as if such waiver had not occurred.

 4.9 Choice of law. You and we agree that the terms of this Agreement including, without limitation, available rates of interest, shall be governed by applicable federal law and the law of the State of Alabama.

 4.10 Entire agreement. You agree that this written Agreement plus any other Documents that you signed when you signed this Agreement contain the entire agreement between you and us. We have not made any promises or representations to you that are not stated in this Agreement or those other Documents.

4.11 Signatures. You agree that you sign this Agreement under seal, and you agree to all the terms of this Agreement. You also acknowledge that we have given you a completed copy of this Agreement.

/s/ Rod Bandy	/s/ Tracy J. Clement

Rod Bandy Dealer Credit Wholesale VO REGIONS BANK	Tracy J. Clement Vice President Borrower: FEATHERLITE, INC.

SCHEDULE I
DEFINITIONS AND ACCOUNTING TERMS

Certain defined terms. When used in this Agreement, the following terms have the following meanings.

“Additional Collateral Agreements” means agreements pledging collateral or granting a security interest and any assignments or other agreements now or in the future securing the Loan or any Guaranty.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with the Person specified.

“Asset Shrinkage Factor” means the amount of dealer Total Trust Position as defined expressed as a percentage of liquid or near liquid assets. This factor is calculated as follows: 1) Cash on hand or in the Bank plus; 2) Contracts in transit plus; 3) Accounts receivable -Vehicles plus; 4) New and used inventory minus; 5) New and used floor plan liability divided by; 6) The sum of items 1 through 4 above.

“Authorization” means any authorization, consent, approval, order, license, permit, exemption or other action by or from, or any filing, registration or qualification with, any governmental agency or other Person.
“Business Day” means any day not a Saturday, Sunday or legal holiday in the State of Alabama.

“Charter Documents” means (a) in the case of a corporation, its articles of incorporation and bylaws, (b) in the case of a partnership, its partnership agreement and any certificate or statement of partnership, (c) in the case of a limited liability company, its articles of organization and operating agreement, and (d) in the case of a trust or any other entity, its formation documents, in each case as amended from time to time.

“Collateral” means the Goods and all products and proceeds derived from the Goods.

“Contracts in Transit” means very short term receivables, these are receivables from the finance companies that contracted the sale of inventories; however, cash has not yet been received. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Cost of Goods Sold” means the cost at which the dealer paid to acquire the inventories or services sold. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Current Ratio” means Current Assets divided by Current Liabilities. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.) Current Liabilities shall exclude the $1.5 million subordinated promissory note and any portion of the U.S. Bank term notes not due within 12 months as per note amortization schedule.

“Documents” means written documents and materials, including agreements, approvals, certificates, consents, instruments, financing statements, reports, budgets, forecasts and opinions.

“Events of Default” means the events set forth in the Events of Default paragraph of the Agreement.

  “Financial Statements” means balance sheets and income statements.

“Goods” means the inventory and all replacements, accessories and accessions and substitutions thereof and therefrom, held for sale and financed under this Agreement, which constitutes a part of the Collateral. (SEE ATTACHED EXHIBIT A)

“Gross Margin” means Gross Profit divided by Total Sales. (This definition is not referenced in any other place in the Agreement.)

“Gross Profit” means Total Sales minus Cost of Goods Sold. (This definition is not referenced in any other place in the Agreement.)

“Guarantor” means any Person who has executed or is required to execute a Guaranty and such Person’s successors and assigns.

“Guaranty” means any Guaranty executed in favor of Regions Bank in connection with the Agreement.

“Indebtedness” means, with respect to any Person, all indebtedness, obligations and liabilities, including (a) all liabilities which would be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, (b) all obligations in respect of any guaranty, (c) all obligations in respect to any capital lease, (d) all obligations, indebtedness and liabilities secured by any lien or security interest on any property or assets of such Person, and (e) all redeemable preferred stock of such Person.

“Indemnitees” means Regions Bank and its Affiliates, and the respective directors, officers, agents, attorneys, employees, participants, successors and assigns of each.

  “Index” means the Index set forth in Paragraph 1.8.

“Intangible Assets” means any nonphysical asset, such as trademarks, trade names, copyrights, goodwill, blue sky, or owner receivables which presume to give the firm a better position in the marketplace. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Laws” means all federal, state and local laws, rules, regulations, ordinances and codes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest or other charge or encumbrance.

“Leverage Ratio” means Total Liabilities divided by Tangible Net Worth. (This definition is not referenced in any other place in the Agreement.)

“Loan” means the loan to be made by Regions Bank to the Borrower in the form of a line of credit, pursuant to this Agreement and in an amount not to exceed the amount set forth in the Agreement.

“Loan Documents” means this Agreement, the Note, if any, the Guaranty, if any, and any Additional Collateral Agreements.

“Loan Party” means (a) the Borrower, (b) any Guarantor which at the time has or may have any obligation or liability (whether fixed, contingent or otherwise) under any Guaranty executed or to be executed by it, (c) any Person executing any Additional Collateral Agreements, and (d) in the case of any Loan Party which is a partnership, any general partner of such Loan Party.

“Net Margin” means Net Profit divided by Total Sales. (This definition is not referenced in any other place in the Agreement.)

“Net Profit” means profit remaining after considering all operating, selling, administrative, financing, and other expenses. (This definition is not referenced in any other place in the Agreement.)

“New Days Supply” means New Car Inventories divided by Cost of Goods Sold multiplied by the number of calendar days in the statement period. (This definition is not referenced in any other place in the Agreement.)

“Note” means the note, if any, executed by the Borrower in favor of Regions Bank to further evidence the Loan.

“Obligations” means all covenants and obligations of the Loan Parties of every nature under the Loan Documents.

“Other Requirements” means the terms, conditions and requirements of all Authorizations relating to the Goods and all other Documents, agreements and restrictions relating to, binding on or affecting the Goods.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, joint stock company, trust, unincorporated organization, bank, business association or firm, joint venture, governmental agency or otherwise.

  “Premises” means the physical location of the Goods.

  “Remedy” means any right, power or remedy.

“Retained Earnings” means an equity account, it’s the sum of profits retained since the Borrower’s inception. (This definition is not referenced in any other place in the Agreement.)

  “Supplier” means those persons identified in Section I, paragraph 1.5.

“Tangible Net Worth” means Total Assets minus Intangible Assets minus Total Liabilities. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Total Assets” means Current Assets plus Capital Assets plus All Other Assets which is all assets held by the Borrower. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Total Cash and Contracts” means all cash items held internally and externally. Contracts refers to contracts in transit (a type of a very short term receivable where the inventory has been sold and contracted with a financial institution however, cash has not yet been received). (This definition is not referenced in any other place in the Agreement.)

“Total Liabilities” means Current Liabilities plus Long-Term Liabilities which is all Indebtedness of the Borrower. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Total Net Worth” means Total Assets minus Total Liabilities which is assets in excess of debt. (This definition is not referenced in any other place in the Agreement.)

“Total Sales” means the sum of proceeds from the sale of Goods and services from all of the departments of the Borrower. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Total Trust Position” means Cash plus Contracts in Transit plus Accounts Receivable Vehicles plus New Vehicle Inventories plus Used Vehicle Inventories minus New Vehicle Flooring Liability minus Used Vehicle Flooring Liability. (This definition is only referenced in the definitions section as part of the definition of other terms and is not referenced in the text of the Agreement.)

“Used Days Supply” means Used Vehicle Inventories divided by Cost of Goods Sold multiplied by the number of calendar days in the statement period. (This definition is not referenced in any other place in the Agreement.)

“Working Capital” means Current Assets minus Current Liabilities. (This definition is not referenced in any other place in the Agreement.)

SCHEDULE II

DEBTS, LIENS, SECURITY INTERESTS, ENCUMBRANCES OR CLAIMS

None, except as described below

By acknowledging the above statement, you are stating that none of the above items exist on the aforementioned property pledged as security to Regions Bank. If, in fact, any items as listed above under Schedule II exist, this may be construed as a breach of contract unless otherwise stated.

1.
Amended and restated loan agreement with U.S. Bank, including asset-based revolving line of credit commitment of $14 million on receivables and inventory and $7.2 million in term loans on real estate and equipment.

2.	Wholesale Finance Agreement with GE Commercial Distribution Finance in amount of $25 million to finance new and used coaches held in inventory.

3.	Term note in amount of $2.9 million with First Source Bank secured by Beechjet 400 aircraft.

4.	Consignment agreements with Prevost Car Company for coach shells with payment due when the four (4) month consignment term expires or when the completed coach is financed by GE or sold, if sooner.

SCHEDULE III

ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

(SEE PARAGRAPH 2.42)